Exhibit 99.1

PETMED EXPRESS, INC.

QUARTER ENDED DECEMBER 31, 2018

CONFERENCE CALL TRANSCRIPT

JANUARY 22, 2019 AT 8:30 A.M. ET

Coordinator:

Welcome to the PetMed Express Incorporated doing business as 1-800-PetMeds Conference Call to review the financial results for the third fiscal quarter ended December 31, 2018. At the request of the company, this conference call is being recorded. Founded in 1996, 1-800-PetMeds is America's largest pet pharmacy, delivering prescription and non-prescription pet medications and other health products for dogs and cats direct to the consumer. 1-800-PetMeds markets its products through national advertising campaigns, which direct consumers to order by phone or on the Internet and aim to increase the recognition of the PetMed's family of brand names. 1-800-PetMeds provides an attractive alternative for obtaining pet medications in terms of convenience, price, and ease of ordering and rapid home delivery. At this time, I would like to turn the call over to the company's Chief Financial Officer, Mr. Bruce Rosenbloom. Please go ahead.

Bruce Rosenbloom:

Good morning. Welcome to the PetMed Express conference call. At the request of the company, this conference call is being recorded. I would like to welcome everyone today. Before I turn the call over to Mendo, our President and Chief Executive Officer, I would like to remind everyone that the first portion of this conference call will be listen-only until the question-and-answer session, which will be later in the call. Also, certain information that will be included in this press conference may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission that may involve a number of risks and uncertainties. These statements are based on our beliefs as well as assumptions we have used based upon information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may vary significantly based on a number of factors that may cause the actual results or events to be materially different from future results, performance or achievements expressed or implied by these statements. We have identified various risk factors associated with our operations in our most recent annual report and other filings with the Securities and Exchange Commission. Now, let me introduce today's speaker, Mendo Akdag, President and Chief Executive Officer of 1-800-PetMeds. Mendo.

Mendo Akdag:

Thank you, Bruce. Welcome everyone and thank you for joining us. Today, we will review the highlights of our financial results. We’ll compare our third fiscal quarter and nine months ended on December 31, 2018 to last year's quarter and nine months ended on December 31, 2017.

For the third fiscal quarter ended on December 31, 2018, our sales were flat at $60.1 million compared to sales for the same period the prior year. For the nine months ended on December 31, 2018, sales were $218.9 million compared to sales of $206.5 million for the nine months last year, an increase of 6%. The increases in sales for the nine months were due to increases in reorder sales. The average order value for the quarter was approximately $84 compared to $86 for the same quarter the prior year. The decrease was due to more aggressive pricing.

For the third fiscal quarter, net income was $7.8 million, or $0.38 diluted per share compared to $9.1 million or $0.44 diluted per share for the same quarter the prior year, a decrease to net income of 14%. For the nine months, net income was $31.1 million or $1.52 diluted per share compared to $27.1 million or $1.33 diluted per share a year ago, an increase to net income of 15%. The decrease to net income for the quarter was mainly due to lower gross profit margin.

Reorder sales increased by 4.6% to $53.3 million for the quarter, compared to reorder sales of $50.9 million for the same quarter the prior year. For the nine months, the reorder sales increased by 9% to $185.9 million compared to $170.5 million for the same period a year ago. New order sales decreased by 26% to $6.8 million for the quarter compared to $9.2 million for the same period the prior year. For the nine months, the new order sales decreased by 8.3% to $33 million, compared to $36 million for the same period last year. Increased online competition negatively impacted our new order sales during the quarter.

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We acquired approximately 81,000 new customers in our third fiscal quarter compared to 106,000 for the same period the prior year. And we acquired approximately 366,000 new customers in the nine months, compared to 408,000 for the same period a year ago. The seasonality in our business is due to the proportion of flea, tick and heartworm medications in our product mix. Spring and summer are considered peak seasons with fall and winter being the off-season.

For the third fiscal quarter, our gross profit as a percent of sales was 32.3% compared to 36.5% for the same period a year ago. For the nine months, our gross profit as a percent of sales was 34.1% compared to 35.3% for the nine months a year ago. The decreases were due to additional discounts given to customers during the quarter.

Our general and administrative expenses were flat at $5.8 million compared to the same quarter last year. General and administrative expenses as a percent of sales was 8.7% for the nine months compared to 8.8% for the same period last year. For the quarter, we spent $3.6 million in advertising, compared to $4.1 million for the same quarter the prior year, a decrease of 12%. For the nine months, we spent $15.6 million for advertising, compared to $14.9 million for the nine months a year ago, an increase of about 5%. The decrease for the quarter was due to a lower than expected response to our online advertising.

Advertising cost of acquiring a customer for the quarter was $45 compared to $39 for the same quarter the prior year, and for the nine months it was $43 compared to $37 for the nine months the prior year. The increases were due to increases in advertising costs, as a result of a more competitive market.

We had $93.2 million in cash and cash equivalents and $32.2 million in inventory with no debt as of December 31, 2018. Net cash from operations for the nine months was $32 million compared to $35.1 million for the nine months last year. The decrease included an $8.8 million negative impact from the timing of income tax payment.

This ends the financial review. Operator, we are ready to take questions.

Coordinator:

Thank you. We will now begin the question-and-answer session. If you would like to ask a question please press star followed by the number 1 on your phone. Please make sure to unmute your phone and state your first and last name and your company name clearly when prompted. To cancel your request you may press star followed by the number 2. And our first question comes from Kevin Ellich from Craig-Hallum. Your line is now open.

Kevin Ellich:

Hey, Mendo. Good morning. So a few questions, I guess let's start off with the competitive landscape. Clearly there's a lot of pricing competition out there from some of the other online retailers and maybe even the vet channel themselves. Wondering what you're doing or what you plan to do to offset or mitigate the competition other than just continuing to discount and offer lower price?

Mendo Akdag:

We're going to be competitive pricewise and we'll increase advertising and use our competitive strength. Prescription sales are, you know, much more difficult operationally compared to over-the-counter. We have 20 plus years of experience dispensing prescriptions and we're known to the public as pet medication experts. Also we have great service. We have the best guarantee in the market. Our Net Promoter score is at 81%. So we'll use our strengths to get our share of the market.

Kevin Ellich:

Got it. Okay. And then, you know, gross margin, you know, down 420 basis points on a year-over-year basis. Clearly there, you know, I assume the pricing is having an impact there plus we saw a nice acceleration in the gross margin over the last 12 to 18 months. You know, are we at a new level or do you think we should see gross margin pick back up with flea and tick season coming up in the next couple of months?

Mendo Akdag:	It is going to depend on the competitiveness of the market, so it's difficult to say.

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Kevin Ellich:

Okay, that's helpful, kind of. And then, you know, sales, you know, your marketing and advertising efforts, you know, you talk about increasing advertising, but yet the actual spend itself was down on a year-over-year basis and sequentially. I mean, how would do you manage that and how should we think about the different mediums that you're planning to go after?

Mendo Akdag:	We're going to increase advertising offline. So our advertising mostly was online during the December quarter. So we'll add offline advertising in this quarter that we are in.

Kevin Ellich:

Okay. And then, you know, new order sales was up but it's decelerated a bit. And then new customer acquisitions as well as new customer acquisition costs continue to go up while the number of new order sales are going down. You know, do you think that's going to continue for the foreseeable future, or I guess how should we think about that going forward?

Mendo Akdag:	There was a double-digit cost increase on the online advertising during the quarter so it will depend on how we do with the offline advertising.

Kevin Ellich:

Okay. And then lastly, two last quick ones from me. Ability to source products, you know, can you comment at all about, you know, inventory and, you know, purchasing directly from manufacturers, are you seeing more of that, has that changed over the last, you know, three months since last time we spoke to you?

Mendo Akdag:	It has not changed in the last three months.

Kevin Ellich:	Okay. And then lastly, balance sheet. You know, balance sheet, cash continues to build. Wondering what the plans are for uses of your free cash flow and cash on hand?

Mendo Akdag:	Currently, as you know, we're paying dividends and we have about $10 million remaining in our stock buyback plan and we do look at acquisition opportunities during the normal course of business.

Kevin Ellich:	Okay, great. That's helpful. Thanks so much.

Mendo Akdag:	You're welcome.

Coordinator:	And our next question comes from Anthony Lebiedzinski from Sidoti & Company. Your line is now open.

Anthony Lebiedzinski:

Good morning guys and thank you for taking the questions. So, just wanted to ask about the performance of the next generation medications, if you could just kind of -- I don't know if you are prepared to give us any quantification of the performance of those products. But any color as to what you're seeing as far as the adoption rate, whether that’s slowing or not, that'd be very helpful.

Mendo Akdag:	It's increasing but the shift slowed down and also newer generation medications have become more price-competitive.

Anthony Lebiedzinski:

Got it okay. Thank you for that. And, you know, as far as, you know, your product strategy, so obviously when you moved to your new facility, you significantly upgraded your infrastructure. Certainly you have the capacity there to bring in some new products. So I was just wondering if you have any plans to perhaps add some new product categories to try to offset some of the competition that you're seeing in your core products?

Mendo Akdag:	Not at this time. Our focus is going to continue to be medications.

Anthony Lebiedzinski:

Got it, okay. Alright. And then I guess, you know, given your cash position and your recent performance, I was surprised that there was no announcement about a share buyback program. If you could just - I know you addressed this in the previous question, but maybe if you could expand on that as to what the Board's thoughts are on that?

Mendo Akdag:	I don't want to speak for the Board. So we'll let the market know when it happens.

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Anthony Lebiedzinski:	Got it, okay. Thank you.

Mendo Akdag:	You’re welcome.

Coordinator:	And our next question comes from Erin Wright from Credit Suisse. Your line is now open.

Erin Wright:

Great, thanks. Where are you at now with the transition to offline advertising and is it a complete shift is what you anticipate or will it be gradual over time and how you expect sort of that transition to resonate and relative to your prior offline advertising strategy and how is that sort of strategy transitioning relative to your expectation? Thanks.

Mendo Akdag:	First of all, it's not going to be a shift, it's going to be an add-on - additional advertising offline. It will likely mainly going to be television and some, you know, direct mail print.

Erin Wright:

Okay, thanks. And then you mentioned potential M&A. I mean when do acquisitions just make more sense for you? Is it just -- it comes down to valuation or what does the acquisition pipeline potentially look like?

Mendo Akdag:	It comes down to valuation.

Erin Wright:	Do you see any sort of meaningful opportunities out there at all?

Mendo Akdag:	Not at this time.

Erin Wright:	Okay. And then lastly, do you have any sort of early signs on the flea and tick season for this year with just weather patterns you're seeing or initial feedback from customers?

Mendo Akdag:	Well, at this time, weather is cold, so it is what it is. But typically flea and tick season starts in March. So we'll see how the weather is in March.

Erin Wright:	Okay, great. Thank you.

Mendo Akdag:	You're welcome.

Coordinator:

And once again, as a reminder, participants, if you would like to ask a question please press star followed by the number 1 on your phone and state your first and last name and your company name clearly when prompted. To cancel your request you may press star followed by the number 2.

And our next question comes from Kevin Ellich from Craig-Hallum. Your line is now open.

Kevin Ellich:

Hey, Mendo. Just a couple of follow-ups. So, you know, first average order size of $84 declined, you know, 2.3% year-over-year. I think that's the first time in several years we’ve seen a decline. Wondering if it's just the pricing environment, the competitive environment, or if there is anything else going on, you know, why average order size declined?

Mendo Akdag:	It's the pricing, so, it's the price reduction that caused it.

Kevin Ellich:

Okay, that's helpful. And then just wondering if you can comment at all about how, you know, January, the year started off for you guys. Just the competitive landscape is still what it was or if it's gotten even more competitive since the quarter ended. Just curious if you have any color you can share with us?

Mendo Akdag:	It's about the same as how it was in the December quarter.

Kevin Ellich:	Okay. That's helpful. Thank you.

Mendo Akdag:	You're welcome.

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Coordinator:	And as of the moment, we show no further questions in queue. I would now like to turn the call over to President and CEO, Mendo Akdag, for the closing remarks.

Mendo Akdag:

Thank you. In 2019, we will continue to be aggressive with pricing and promotions and increase advertising to stimulate sales. This wraps up today's conference call. Thank you for joining us. Operator, this ends the conference call.

Coordinator:	And that concludes the conference for today. Thank you for your participation. You may disconnect now. Thank you.

END

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